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Exhibit 23.3

CONSENT OF EXPERT

September 1, 2011

ILFC Holdings, Inc.
10250 Constellation Blvd., Suite 3400
Los Angeles, California 90067

Re:    Report on commercial aircraft industry

Ladies and Gentlemen:

        This letter confirms that ICF SH&E, Inc. ("SH&E") hereby consents to ILFC Holdings, Inc. ("ILFC") naming SH&E as a source of information and data relating to the commercial aircraft industry in ILFC's Form S-1 registration statement, as amended from time to time (the "Registration Statement"), and the prospectus contained therein. The Form S-1 registration statement is being filed in connection with the offer and sale of the common stock of ILFC (the "Offering") pursuant to a registration with the Securities and Exchange Commission and a listing on the New York Stock Exchange. SH&E also consents to reference of SH&E as an expert in the Registration Statement and the prospectus contained therein.

        This letter further confirms that neither SH&E nor any of its directors or officers (i) has been employed by the Company on a contingent basis, (ii) is an affiliate of ILFC, the underwriters of the common stock identified in the Registration Statement (the "Underwriters") or any of their respective affiliates, (iii) has any substantial interest, direct or indirect, in ILFC, the Underwriters or any of their respective affiliates, or will receive a substantial interest, direct or indirect, in ILFC, the Underwriters or any of their respective affiliates in connection with the Offering, or (iv) is connected with ILFC, the Underwriters or any of their respective affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Sincerely,
ICF SH&E, Inc.
By:	/s/ Jessica W. Troiano Name: Jessica W. Troiano Title: Senior Manager, Contracts

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  Exhibit 23.3
CONSENT OF EXPERT